Exhibit 99.1

CHANNELL ANNOUNCES THIRD QUARTER RESULTS

•                  Company Achieves Third Quarter Net Sales Guidance While Exceeding EPS Projections

•                  Bushman Tanks Acquisition and Growth in Core Business Results in 42% Increase in Net Sales

•                  Core Business Benefits from Verizon’s Fiber-to-the-Premises Roll-Out

Temecula, Calif., November 15, 2004 — Channell Commercial Corporation. (Nasdaq: CHNL), a designer and manufacturer of telecommunications equipment supplied to operators of communications networks worldwide and water storage tanks distributed in markets throughout Australia, today announced financial results for the three and nine months ended September 30, 2004.

Third Quarter Results

The Company reported third quarter 2004 net sales of $27.6 million, a 42.1% increase compared to net sales of $19.4 million for the third quarter 2003.  The Company also reported net income of $2.2 million for the third quarter 2004, or $0.24 per share, as compared to $0.5 million, or $0.06 per share, for the third quarter 2003. The increase in third quarter 2004 net sales was driven by higher net sales related to the acquisition of the Bushman Tanks business in August 2004 along with growth in the core telecommunications business.  Gross profit for the third quarter 2004 was $7.9 million, or 28.6% of net sales, as compared to $5.5 million, or 28.4% of net sales, for the same period last year.  The 43.2% increase is primarily due to the addition of gross profit earned by the Bushman Tanks business and cost savings associated with the closure of European manufacturing operations effective June 30, 2004, partially offset by increases in plastic and steel raw material costs.  Total operating expenses for the third quarter 2004 were $6.1 million, or 22.1% of net sales, as compared to $4.8 million, or 24.7% of net sales, for the third quarter 2003.  The change in operating expenses is due largely to higher selling expenses related to Bushman Tanks along with freight and sales commissions associated with the increased net sales in the core telecommunications business.  Partially offsetting the higher operating expenses in the quarter was a $0.7 million credit to a previously recorded restructuring charge related to the lease assignment of a vacated facility in the United Kingdom to a third party at a cost less than previously estimated by management.

William H. Channell, Jr., Chief Executive Officer of Channell Commercial Corporation commented, “The Company’s third quarter results highlight several important trends that I believe will have a positive impact on our business going forward.  First, Channell posted a 42% improvement in net sales.  While the majority of the increase resulted from the completion of the Bushman Tanks acquisition in August, we also generated year-over-year net sales growth in both the Americas and International segments of our core telecom business.  Our core business in the third quarter benefited from the receipt of new orders from Verizon related to their fiber-to-the-premises roll-out in several of their large markets.  In addition, the integration of Bushman Tanks has progressed quite well.  Bushman’s third quarter results were also strong and now more than ever, we are highly confident that the Company is well positioned to capitalize on the burgeoning water tank market in Australia.”

Channell concluded, “And finally, the Company met or exceeded its third quarter guidance for the key net sales and EPS metrics—an accomplishment we take quite seriously.  As a management team, we are acutely aware of the importance of developing and maintaining credibility with the financial community, our employees and our customers.”

In the third quarter 2004, the Company recorded a tax benefit of $(0.7) million, compared to income tax benefit of $(0.001) million in the third quarter 2003.  Tom Liguori, Chief Financial Officer said, “The effective tax rate was (42.1)% this quarter and (0.002)% for the same period last year.  The tax rate in the third quarter this year is lower than the statutory tax rate due to the closure of our European manufacturing operations, which triggered an appraisal of the Company’s subsidiary in United Kingdom and resulted in an ordinary worthless stock deduction under the Internal Revenue Code.”

Liquidity

As of September 30, 2004, the Company had total cash and cash equivalents of $4.1 million, with $10.3 million in total outstanding debt.  Compared to the second quarter this year, total cash and cash equivalents were lower by $6.8 million, with total outstanding debt higher by $6.9 million, primarily the result of financing the acquisition of the Bushman Tanks business.  Net cash provided by operating activities was $5.0 million for the nine months ended September 30, 2004, an increase of $0.4 million from the same period last year.  The increase in net cash provided by operating activities is due to the addition of the Bushman Tanks business and an increase in accounts payable.  Days sales outstanding decreased to 45 days at September 30, 2004 from 50 days at December 31, 2003 while days inventory was 59 days at September 30, 2004, consistent with days inventory at December 31, 2003.  Days payables were 45 days at September 30, 2004, up from 35 days at December 31, 2003.  The increase in days payables was due to the inclusion of Bushman Tanks in the consolidated financial statements, the extension of vendor payment terms in the Americas segment, higher inventory purchases to meet sales demand and a higher percentage of product being purchased externally versus made in-house.

Capital expenditures were $0.5 million in the third quarter 2004 compared to $0.3 million in the same period last year.  The increase in capital expenditures is due the move of production equipment for connectivity products to the United States from the United Kingdom.

Channell believes that the remaining cash on hand in addition to cash generated by operating activities and the Company’s domestic revolving credit facility provide the Company adequate financial flexibility to meet its operating requirements for the foreseeable future.

Business Outlook

For the fourth quarter, Channell expects consolidated net sales of $25 to $28 million and consolidated earnings per share of $0.01 to $0.03.  For the full-year 2004, consolidated net sales and earnings per share are expected to be $92 to $95 million and $0.35 to $0.37, respectively.  The change in total year guidance from last quarter is due to the reversal of the United Kingdom restructuring reserve and a lower expected tax rate resulting from the worthless stock deduction, partially offset by the impact of higher raw material costs.  A summary of Channell’s consolidated guidance is provided below:

Metric	Fourth Quarter	Prior Full-Year 2004	Revised Full-Year 2004
Channell Consolidated
Net Sales	$25-$28M	$90-$92M	$92-$95M
EPS	$0.01-$0.03	$0.24-$0.26	$0.35-$0.37
Gross Profit Margin	29-30%	30-32%	28-30%
SG&A Expense	$6.5-$7.5M	$22-$24M	$21-$23M
R&D Expense	~$0.6M	$2.0-$3.0M	~$2.2M
Tax Rate	~0%	10-15%	(20)%-(25)%
Capital Expenditures	$0.8-$1.0M	$2.5-$3.5M	$2.5-$3.0M

Conference Call and Webcast

A conference call with simultaneous webcast to discuss third quarter 2004 financial results and Channell’s business outlook will be held today at 5:00 p.m. Eastern / 2:00 p.m. Pacific.  Interested participants and investors may access the teleconference call by dialing 800-240-7305 (domestic) or 303-262-2211 (international).  There will also be a live webcast of the call available at the Investors Relations section of Channell’s web site at www.channellcomm.com.  Web participants are encouraged to go to the web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.

Channell’s CEO William H. Channell, Jr. and CFO Tom Liguori will be present to discuss Channell’s financial results, business highlights and outlook.  After the live webcast, a replay will remain available in the Investor Relations section of Channell’s web site.  A replay of the teleconference will be available at 800-405-2236 (domestic) or 303-590-3000 (international) through November 22, 2004; the conference ID is 11014904.

About Channell

Channell Commercial Corporation is a designer and manufacturer of telecommunications equipment supplied to communications network operators worldwide and water storage tanks distributed in markets throughout Australia.  Major product lines include a complete line of thermoplastic and metal fabricated enclosures, advanced copper termination and connectorization products, fiber-optic cable management systems and polyethylene water storage tanks.  Channell’s headquarters and U.S. manufacturing facilities are in Temecula, California.  International operations include facilities in Toronto (Canada), London (U.K.) and various locations throughout Australia.  Channell’s website is www.channellcomm.com.

Forward-Looking Statements

Forward-looking statements contained within this press release are subject to many uncertainties in the Company’s operations and business environments.  Examples of such uncertainties include customer demand, material costs, integration of acquired businesses and worldwide economic conditions among others. Such uncertainties are discussed further in the Company’s annual report/10K and S-1 filed with the Securities and Exchange Commission.

- Financial Tables to Follow -

CHANNELL COMMERCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME AND

COMPREHENSIVE INCOME

(UNAUDITED)

(amounts in thousands, except per share data)

	Nine months ended September 30,		Three months ended September 30,
	2004	2003	2004	2003
Net sales	$66,638	$55,937	$27,615	$19,434
Cost of goods sold	47,470	39,491	19,719	13,919

Gross profit	19,168	16,446	7,896	5,515
Operating expenses
Selling	9,308	6,994	4,009	2,347
General and administrative	6,039	5,776	2,212	2,048
Research and development	1,642	1,193	577	408
Restructuring charge	(686)	—	(686)	—
	16,303	13,963	6,112	4,803
Income from operations	2,865	2,483	1,784	712

Interest expense, net	320	438	170	178

Income before income taxes	2,545	2,045	1,614	534

Income taxes (benefit)	(679)	730	(679)	(1)

Net income before minority interest	3,224	1,315	2,293	535

Minority interest	75	—	75	—

Net income	$3,149	$1,315	$2,218	$535

Net income per share
Basic	$0.34	$0.14	$0.24	$0.06

Diluted	$0.34	$0.14	$0.24	$0.06

Weighted average number of shares outstanding
Basic	9,165	9,126	9,240	9,127

Diluted	9,176	9,164	9,243	9,215

Net income	$3,149	$1,315	$2,218	$535

Other comprehensive (loss) income, net of tax
Foreign currency translation adjustments	(170)	1,281	411	79

Comprehensive net income	$2,979	$2,596	$2,629	$614

EBITDA	$6,349	$7,268	$2,971	$2,269

CHANNELL COMMERCIAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

	September 30,	December 31,
	2004	2003
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$4,064	$9,527
Accounts receivable, net	13,989	10,051
Inventories	13,377	8,855
Deferred income taxes	812	876
Prepaid expenses and other current assets	1,136	996
Income taxes receivable	1,587	102

Total current assets	34,965	30,407

Property and equipment at cost, net	18,945	17,164
Deferred income taxes	5,535	5,277
Intangible assets, net	15,368	613
Other assets	742	504

	$75,555	$53,965

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$13,944	$5,103
Short term debt (including current maturities of long term debt)	5,567	952
Current maturities of capital lease obligations	11	57
Accrued restructuring liability	245	2,857
Accrued expenses	6,731	4,240

Total current liabilities	26,498	13,209

Long term debt, less current maturities	4,633	2,830
Capital lease obligations, less current maturities	127	67
Deferred gain on sale leaseback transaction	468	513
Commitments and contingencies	—	—
Minority interest	2,790	—

Stockholders’ equity
Preferred stock, par value $.01 per share, authorized - 1,000 shares, none issued and outstanding	—	—
Common stock, par value $.01 per share, authorized - 19,000 shares; issued - 9,372 shares at December 31, 2003 and 9,547 at September 30, 2004; outstanding - 9,128 shares at December 31, 2003 and 9,303 at September 30, 2004	95	94
Additional paid-in capital	29,377	28,664
Treasury stock - 244 shares in 2003 and 2004	(1,871)	(1,871)
Retained earnings	13,619	10,470
Accumulated other comprehensive loss -
Foreign currency translation	(181)	(11)

Total stockholders’ equity	41,039	37,346

Total liabilities and stockholders’ equity	$75,555	$53,965

CHANNELL COMMERCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(amounts in thousands)

	Nine months ended September 30,
	2004	2003
Cash flows from operating activities:
Net income	$3,149	$1,315
Depreciation and amortization	3,484	4,785
Deferred income taxes	221	(100)
(Gain) Loss on disposal of fixed asset	(20)	62
Amortization of deferred gain on sale leaseback	(45)	16
Change in assets and liabilities:
(Increase) decrease in assets:
Accounts receivable	(1,558)	374
Inventories	(1,998)	(859)
Prepaid expenses	(40)	(160)
Other	(234)	(70)
Income taxes receivable	(1,481)	(71)
Increase (decrease) in liabilities:
Accounts payable	5,558	(789)
Accrued expenses	697	1,003
Restructuring liability	(2,687)	(899)

Net cash provided by operating activities	5,046	4,607

Cash flows from investing activities:
Acquisition of property and equipment	(2,054)	(915)
Proceeds from the sales of property and equipment	24	2,320
Business acquisitions, net of cash acquired	(17,503)	—

Net cash (used in) provided by investing activities	(19,533)	1,405

Cash flows from financing activities:
Proceeds from issuance of debt	6,958	—
Repayment of debt	(714)	(1,809)
Repayment of obligations under capital lease	18	(614)
Proceeds from minority investor	2,715	—
Proceeds from issance of stock	714	—
Exercise of stock options	—	9

Net cash provided by (used in) financing activities	9,691	(2,414)

Effect of exchange rates on cash	(667)	525

(Decrease) increase in cash and cash equivalents	(5,463)	4,123

Cash and cash equivalents, beginning of period	9,527	3,162

Cash and cash equivalents, end of period	$4,064	$7,285

Cash paid during the period for:
Interest	$223	$239

Income taxes	$601	$757

CHANNELL COMMERCIAL CORPORATION

RECONCILIATION OF EBITDA

(amounts in thousands)

	Nine months ended September 30,		Three months ended September 30,
	2004	2003	2004	2003
Net income	$3,149	$1,315	$2,218	$535

Minority interest	75	75

Interest expense, net	320	438	170	178

Income taxes (benefit)	(679)	730	(679)	(1)

Depreciation & amortization	3,484	4,785	1,187	1,557

EBITDA	$6,349	$7,268	$2,971	$2,269